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                                                                   EXHIBIT 99.4

    OFFER TO EXCHANGE NEWLY ISSUED         OFFER TO EXCHANGE NEWLY ISSUED


       4.90% EXCHANGEABLE SENIOR              4.95% EXCHANGEABLE SENIOR
          DEBENTURES DUE 2008                    DEBENTURES DUE 2008

                  OF                                     OF

           PENNZOIL COMPANY                       PENNZOIL COMPANY

     FOR A PORTION OF OUTSTANDING           FOR A PORTION OF OUTSTANDING

      6 1/2% EXCHANGEABLE SENIOR             4 3/4% EXCHANGEABLE SENIOR
          DEBENTURES DUE 2003                    DEBENTURES DUE 2003




To Registered Holders and Depository Trust Company Participants:

  We are enclosing herewith the material listed below relating to the Exchange Offers (as defined herein) by Pennzoil Company, a Delaware corporation (the "Company"), to exchange its new 4.90% exchangeable senior debentures due 2008 (the "New 4.90% Debentures") for a portion of its outstanding 6 1/2% exchangeable senior debentures due 2003 (the "6 1/2% Debentures") or to exchange its new 4.95% exchangeable senior debentures due 2008 (the "New 4.95% Debentures") for a portion of its outstanding 4 3/4% exchangeable senior debentures due 2003 (the "4 3/4% Debentures" and, together with the 6 1/2% Debentures, the "Old Debentures") of the Company.

  The 6 1/2% Exchange Offer will be for a principal amount of 6 1/2% Debentures (the "6 1/2% Target Amount") that is exchangeable into between 4.76 million and 6.00 million shares of common stock of Chevron Corporation under the existing exchange rights, and upon the terms and subject the conditions set forth in the Prospectus, dated July 1, 1997 (the "Prospectus"), of the Company, and the related 6 1/2% Letter of Transmittal (which, together with the Prospectus, constitutes the "6 1/2% Exchange Offer"). New 4.90% Debentures will not be issued in denominations of less than $1,000, and the Company will pay cash in lieu of issuing New 4.90% Debentures in a principal amount of less than $1,000.

  The 4 3/4% Exchange Offer will be for a principal amount of 4 3/4% Debentures (the "4 3/4% Target Amount") that is exchangeable into between 3.40 million and 4.29 million shares of common stock of Chevron Corporation under existing exchange rights, and upon the terms and conditions set forth in the Prospectus and the related 4 3/4% Letter of Transmittal (which, together with the Prospectus, constitutes the "4 3/4% Exchange Offer"). The New 4.95% Debentures will not be issued in denominations of less than $1,000, and the Company will pay cash in lieu of issuing New 4.95% Debentures in a principal amount of less than $1,000.

  Enclosed herewith are copies of the following documents:

  1. Prospectus, dated July 1, 1998;

  2. 6 1/2% Letter of Transmittal (together with accompanying Substitute Form W-9 Guidelines);

  3. 4 3/4% Letter of Transmittal (together with accompanying Substitute Form W-9 Guidelines);

  4. Notice of Guaranteed Delivery; and

  5. A form of letter which may be sent to your clients for whose account you hold Old Debentures in your name or in the name of your nominee, with space provided for obtaining such client's instruction with regard to the Exchange Offers.

  WE URGE YOU TO CONTACT YOUR CLIENTS PROMPTLY. PLEASE NOTE THAT THE EXCHANGE OFFERS WILL EXPIRE AT 5:00 P.M. MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, JULY 31, 1998, UNLESS EXTENDED BY THE COMPANY, IN WHICH CASE THE TERM "6 1/2% EXPIRATION DATE" MEANS THE LATEST DATE AND TIME TO WHICH THE 6 1/2% EXCHANGE OFFER IS EXTENDED, AND THE TERM "4 3/4% EXPIRATION DATE" MEANS THE LATEST DATE AND TIME TO WHICH THE 4 3/4% EXCHANGE OFFER IS EXTENDED.
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  The Company expressly reserves the right (i) to withdraw or terminate either or both of the Exchange Offers, and promptly return all Old Debentures, at any time, (a) if either or both of the Exchange Offers would result in less than $100 million in principal amount of the respective series of New Debentures being issued or upon the failure of certain other conditions described in the Prospectus, (b) if the Average Chevron Stock Price is less than $76.00 per share or is more than $89.00 per share or (c) upon the occurrence of any of the other events listed in the Prospectus. Each holder of Old Debentures who desires to accept either or both of the Exchange Offers and tender Old Debentures for exchange and whose Old Debentures are not immediately available, or who cannot comply in a timely manner with the procedure for book-entry transfer, should tender such Old Debentures by following the procedures for guaranteed delivery set forth under "The Exchange Offers-- Guaranteed Delivery Procedures."

  D. F. King & Co., Inc. is serving as Information Agent in connection with the Exchange Offers. All questions relating to the Exchange Offers, as well as requests for assistance or additional copies of the Prospectus or the Letters of Transmittal, may be directed to D. F. King & Co., Inc., New York, New York, telephone (800) 735-3591 (toll-free).

  The Company will not pay any fee or commission to any broker or dealer or to any other persons (other than the Dealer Manager and the Exchange Agent) in connection with the solicitation of tenders of Old Debentures pursuant to the Exchange Offers. The Company will pay or cause to be paid any transfer taxes payable on the transfer of Old Debentures to it, except as otherwise provided in Instruction 4 of the enclosed Letters of Transmittal.

                                          Very truly yours,

                                          PENNZOIL COMPANY

  NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU AS THE AGENT OF PENNZOIL COMPANY OR CHASE BANK OF TEXAS, NATIONAL ASSOCIATION OR AUTHORIZE YOU TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON THEIR BEHALF IN CONNECTION WITH THE EXCHANGE OFFERS OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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